UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 27, 2010

MODAVOX, INC.
(Exact Name of Registrant as Specified in its Charter)

STATE OF DELAWARE	333-57818	20-0122076
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

43 W 24th Street, Suite 11B New York, NY	10010
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 710-9376

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 31, 2010, the Company communicated, via Form 8-K, its intent to pursue non-binding mediation to resolve the BoomBox® Trademark dispute with AOL, Inc. Although the Company and AOL scheduled the mediation date of May 27, 2010, AOL has requested postponement to permit further review of certain damages discovery items. The Company is working diligently with AOL to insure that the delay is brief. We will provide a further update when the rescheduled Mediation date is confirmed or as additional information is available with respect to this matter.

The Company would like to remind its shareholders that these and other legal matters are the highest priority at the Company and the Company's efforts in these matters are calculated to maximize the likelihood of success for the Company and its shareholders.  From time to time anticipated internal deadlines and meeting dates must change, but the Company's core objectives do not.

About Augme Technologies, Inc.

Augme Technologies, Inc. (OTCBB: AUGT) is the technology and services leader in interactive media marketing platforms that enable marketers and agencies to seamlessly integrate brands, promotions, video and other digital content through the power of the Internet and mobile communications. Augme’s intuitive new media marketing platforms give companies the control they need to quickly create, deploy and measure rich-media, interactive marketing campaigns across all networks and devices. Campaigns built on Augme marketing platforms condense the customer loyalty cycle by delivering personalized brand experience to customers where they work, play and live. Through its three operating divisions including mobile marketing (AD LIFE™), video content delivery (AD BOOM™) and ad network provisioning (AD SERVE™), Augme is connecting brands and content to consumers in a network of mobile and multimedia experiences enabling companies and their marketing agencies to create new markets and monetize brand interactions. Augme is headquartered in New York City. For more information, visit www.augme.com.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODAVOX, INC. (Registrant)
Date: May 27, 2010	By:	/s/ MARK SEVERINI
(Mark Severini, Chief Executive Officer)